EXHIBIT 99.02

ANNUAL SERVICER'S CERTIFICATE

MBNA AMERICA BANK, N.A.


MBNA MASTER CREDIT CARD TRUST II


         The undersigned, a duly authorized representative of MBNA America Bank, N.A. (the "Bank"), as Servicer pursuant to the Pooling and Servicing Agreement dated as of August 4, 1994 (the "Pooling and
Servicing Agreement") by and between the Bank and The Bank of New York, as trustee, (the "Trustee") does hereby certify that:

         1.  The Bank is Servicer under the Pooling and Servicing
Agreement.

         2. The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

         3. This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement.

         4. A review of the activities of the Servicer during the twelve-month period ended June 30, 2000 was conducted under my supervision.

         5. Based on such review, the Servicer has, to my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such twelve-month period except as set forth in paragraph 6 below, as previously disclosed in the Annual Servicer's Certificate of August 1999. No material default in the performance of such obligations has occurred or is continuing.

         6. On August 1, 1999, financing statement 9410483, relating to the grant of security for interchange and proceeds for Series 1994-A and the grant of a security interest to the Master Credit Card Trust II (the "Master Trust") for the original accounts and receivables, lapsed without being renewed. On August 16, 1999, financing statement 9411277, relating to the grant of security for interchange and proceeds for Series 1994-B lapsed without being renewed. This was discovered on August 27, 1999, during the due diligence process to deliver the annual Servicer's Certificate as required by the Pooling and Servicing Agreement. The lien and grant of security interest was reestablished on August 30, 1999 with additional filings, securing the accounts and receivables for the Master Trust. The Master Trust currently has a first priority perfected security interest in the accounts and receivables in the Master Trust and for the interchange and proceeds, as evidenced by the UCC records. The Servicer and the Issuer have added additional review procedures and will engage outside counsel to monitor the UCC records relating to the Master Trust to prevent any future lapse of a filing statement for an active series or for the Master Trust.





         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of August 2000.



 						/s/ Jack Fioravanti
						Name:    Jack Fioravanti
						Title:      Senior Vice President